Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION TO ACQUIRE ROCKFORD CORPORATION

Pipeline and Facilities Contractor Extends Primoris’s
Geographic Presence to U.S. Northwest and Expands Services Portfolio

Transaction Highlights

•                  Total potential consideration (cash / stock / notes / earn-out) of $82.6 million

•                  Rockford currently engaged as subcontractor in Ruby Pipeline natural gas project, which is expected to generate total post-closing revenues of approximately $200 million in 2010 and 2011

•                  Acquisition expected to be accretive to earnings

Lake Forest, CA — November 9, 2010 — Primoris Services Corporation (NASDAQ GM: PRIM) (“Primoris” or the “Company”) today announced that it has signed a definitive agreement to acquire privately held Rockford Corporation (“Rockford”).  Based in Hillsboro (Portland), Oregon, Rockford specializes in large diameter natural gas and liquid pipeline projects and related facilities construction.  Closing of the transaction, which is subject to customary conditions, is expected to occur on or before November 12, 2010, with the effective date of the acquisition retroactive to October 1, 2010.  The sellers include several private equity firms and two senior members of management.

Total consideration is approximately $82.6 million, $64.2 million of which will be paid at closing consisting of:  $35 million in cash; $12.5 million of Primoris common stock, the value of which will be calculated using the average closing stock price for the 20 trading days prior to closing; and three-year $16.7 million promissory notes with escalating interest of 5% to 8% with certain prepayment and conversion features.  The definitive agreement also contains incentive provisions that could provide additional consideration of cash and Primoris common stock totaling $18.4 million based on Rockford attaining specified financial goals for the three years ending December 31, 2010, 2011 and 2012.

For its fiscal year ended March 31, 2010, Rockford generated revenues of approximately $166.0 million and an operating profit of approximately $24.0 million.  At September 30, 2010, Rockford’s balance sheet included stockholders’ equity of $39.0 million, working capital of $16.6 million, and cash and equivalents of approximately $26.8 million.

In June 2010, Rockford began working under a cost-plus contract awarded by El Paso Corporation to construct 126 miles of 42-inch natural gas transmission pipeline for the Ruby Pipeline Project, the first-ever natural gas pipeline to be constructed and operated as carbon-neutral.  The Ruby Pipeline Project, which includes several other pipeline contractors, consists of a total of approximately 680 miles of 42-inch natural gas pipeline beginning at the Opal Hub in Wyoming and terminating at interconnects near Malin, Oregon. The Ruby Project has an initial design capacity of up to 1.5 billion cubic feet of natural gas per day (Bcf/d) and will traverse portions of Wyoming, Utah, Nevada, and Oregon.  Rockford expects to complete its portion of the Ruby Pipeline Project, passing through the states of Nevada and Oregon, by summer 2011.

Driven largely by the Ruby Pipeline Project, Primoris believes that Rockford could add revenues to Primoris of approximately $65 million in the fourth quarter of 2010 and revenues in excess of $135 million in 2011.  Primoris also believes that the acquisition will be immediately accretive, with the potential for significant earnings accretion beginning in the fourth quarter of this year and continuing through the second quarter of 2011, the approximate date at which Rockford is expected to complete its work under the Ruby Pipeline contract.

The incentive provisions contained in the definitive agreement take into account the impact of the Ruby Pipeline Project, as well as results of future work by Rockford’s core operations.  These incentives could provide additional merger consideration of cash and Primoris common stock totaling $18.4 million based on Rockford attaining the following EBITDA, as defined in the definitive agreement:

•                  EBITDA of $9.0 million for the three months ended December 31, 2010 would result in the issuance of $4.6 million of Primoris common stock to the sellers.

•                  EBITDA of $34.0 million for the five quarters ending December 31, 2011 would result in additional consideration of $4.6 million to the sellers, divided equally between Primoris common stock and cash.  Should EBITDA for this period meet or exceed $38.0 million, the sellers would receive additional consideration of $2.3 million, also divided equally between Primoris common stock and cash.

•                  EBITDA of $14.0 million for 2012 would result in a cash payment to the sellers of $6.9 million.

Following the completion of the acquisition, Rockford will become a wholly owned subsidiary of Primoris, and its current management team, led by Frank Welch, will continue to operate the business.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “The addition of Rockford extends our service reach into the Pacific Northwest and complements our specialized underground pipeline capabilities by adding a company that is primarily focused on larger-scale mainline pipeline and facilities construction.  There is very little overlap in our respective service areas, which should facilitate the introduction of Primoris’s service portfolio into these new territories. Rockford has earned a reputation for quality and dependability over its 40-year history, and we look forward to working with the management team to increase its operations.  Approximately 25% of the total consideration consists of Primoris stock, which aligns the interests of the Rockford team with all shareholders and reflects our shared confidence in the long-term outlook for our combined Company.  We believe that this acquisition will be accretive without putting undue stress on our balance sheet.”

Additional information regarding Primoris’s acquisition of Rockford will be available in a Form 8-K filing by Primoris on or about November 12, 2010.  Further details of the transaction, including pro forma financial information and other data, will be included in a Form 8-K expected to be filed prior to the end of January 2011.   These filings will be available at the Securities and Exchange Commission’s web site, www.sec.gov, and at the “Investor Relations” section of Primoris’s web site at www.prim.com.

ABOUT ROCKFORD

Founded in 1967 and headquartered in Hillsboro, Oregon, Rockford is a full-service provider of oil and gas pipeline construction, pipeline maintenance, directional drilling, compressor station and storage work, and facilities support. Rockford is licensed, or has licenses pending, to conduct business in 40 states.   For more information, please visit www.rockfordpipelines.com.

ABOUT PRIMORIS

Primoris, through various subsidiaries, is one of the largest specialty contractors and infrastructure companies in the United States.  Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. With the recent acquisition of James Construction Group, Primoris has a significant presence in the Gulf States region where it provides heavy civil construction services.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California. For additional information on Primoris, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission, including the Form 8-Ks discussed above expected to be filed on or about November 12, 2010 and prior to the end of January 2011, and the Company’s Form 10-Q expected to be filed on November 9, 2010.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(949) 454-7121	(212) 836-9608
pmoerbeek@prim.com	dsullivan@equityny.com

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